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                                                                     EXHIBIT 5.5

                                   CLYDE & CO.          51 Eastchcap,
                                   An International     London EC3M 1JP
                                   Law Firm             Telephone: 01 1-623 1244
                                                        Telex: 884886 Clyde G.
                                                        Facsimile: 0171-623-5427
                                                        DX: 1071 London/City.

                                                        London
                                                        Guildford
                                                        Cardiff
                                                        Hong Kong
                                                        Singapore
                                                        Durai
                                                        Paris

                                                        Associate office:
                                                        St. Petersburg -
                                                        Musin & Parness

Our ref.                Your ref.                       Date:
KXW/CBH/9504784                                         6 March 1998

Dear Sirs:

Registration Statement on Form S-4; Our File No. 7539.2

We have acted as English legal advisers to The Environmental Group International Limited, a company incorporated under the laws of England ("the Company"), and a wholly owned subsidiary of ClimaChem, Inc. ClimaChem has issued US$105,000,000 in aggregate principal amount of its 10 3/4% Senior Notes, due 2007 ("the Old Notes"), and has agreed to offer to exchange ("the Exchange Offer") the Old Notes for up to US$105,000,000 in aggregate principal amount of ClimaChem's 10 3/4% Senior Notes, Series B, due 2007 ("the New Notes"), pursuant to the terms of a Registration Rights Agreement dated 26 November 1997 between ClimaChem, the Company, the other listed guarantors and Wasserstein Perella Securities, Inc. The Company has guaranteed the Old Notes and has agreed to guarantee the New Notes, pursuant to the terms of the Indenture (as defined) under which the Old Notes were issued and the New Notes will be issued. The Exchange Offer is to be undertaken by means of a Registration on Form S-4 ("Registration Statement") to be filed with the Securities and Exchange Commission and the prospectus contained therein (the "Prospectus").

In connection with this opinion, on 21 January 1998 we have examined the following documents and instruments:
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6 March 1998
PAGE 2


1. Copy of Indenture, dated 26 November 1997 ("the Indenture") between ClimaChem, BankOne, NA, as trustee, and the Company, Total Energy Systems Limited, T.E.S. Mining Services Pty. Ltd., Total Energy Systems (NZ) Ltd., the Environmental Group, Inc., International Environmental Corporation, Climate Master, Inc., Climate Mate, Inc., CHP Corporation, KOAX Corporation, APR Corporation, LSB Chemical Corp., El Dorado Chemical Company, Slurry Explosive Corporation, Universal Tech Corporation, Northwest Financial Corporation and DSN Corporation (collectively "the Guarantors").

2. Copy of Guarantee by the Company of ClimaChem's 10 3/4% of Senior Notes, Series B, due 2007 ("the Guarantee").

3. Original Certificate of Incorporation and copies of Memorandum and Articles of Association.

4. Unanimous written consent of the directors of the Company relating to the execution and delivery of the Indenture and the Guarantee.

5.   Such other documents and instruments as we have considered necessary.

Based upon the foregoing, and on the assumption of the copies' conformity to the original documents, and of the accuracy and completeness of information (as of 21 January 1998) disclosed by a Companies House search and by the Central Registry of Winding-up Petitions and that the Information has not since 21 January 1998 been materially altered or added to, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of England and is a dormant company (within the meaning of section 250 Companies Act 1985).

     2. The Company has the power to enter into and perform its obligations under the Indenture and the Guarantee and has taken all necessary corporate and other action to authorise the execution, delivery and performance of the Indenture and, when issued, the Guarantee.

The opinions expressed herein are limited to English law. We have not made any investigations of, and do not express any opinion as to any other laws or the laws of any other jurisdiction.
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6 March 1998
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We consent to the reference to our firm under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement and Prospectus included therein. This opinion, given for the benefit of ClimaChem, Inc., may be relied on by Conner & Winters, a Professional Corporation, and those holders of the New Notes who acquired them as a result of the Exchange Offer, but by no other person.

Yours sincerely,

/s/ Clyde & Co.

Clyde & Co.